Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS REPORTS SECOND QUARTER 2009 RESULTS

CHARLOTTE, N.C. (August 5, 2009) FairPoint Communications, Inc. (NYSE: FRP, FRP.BC) (“FairPoint” or the “Company”), a leading provider of communications services to communities across the country, today announced its financial results for the three and six months ended June 30, 2009.

Highlights

•                       Successfully completed an exchange offer for nearly 83 percent of outstanding senior notes enabling the Company to reduce cash interest expense for the second quarter of 2009 by approximately $14.4 million.

•                       After giving effect to the conversion of a portion of the Company’s cash interest expense to non-cash as a result of the exchange offer, the Company maintained compliance with all financial covenants contained in the Company’s senior secured credit facility.

•                       Access line equivalents declined by 3.0 percent during the second quarter of 2009 to 1,650,372 compared to 1,700,673 at March 31, 2009.

•                       Revenue totaled $299.6 million for the second quarter of 2009, a 3.9 percent decline compared with $311.6 million in the first quarter of 2009.

•                       Operating expenses, excluding depreciation, declined by $16.9 million, or 7.1 percent, to $220.7 million during the second quarter of 2009 compared to the first quarter of this year.

•                       Adjusted EBITDA (a non-GAAP financial measure as defined herein) totaled $99.9 million for the second quarter of 2009, compared with $123.2 million in the first quarter of 2009.

“Operationally, we continued to make steady progress during the second quarter,” stated David Hauser, Chairman and CEO of FairPoint. “The issues experienced with the systems cutover are continuing to improve and most of them are behind us.  Going forward, we will be focusing on three primary areas: improving customer service, growing business and broadband revenue and reducing costs.”

“Financially, while we were pleased with the successful completion of the exchange offer with our bondholders in July, this represented only the first step in a more comprehensive debt restructuring.  While the exchange offer provides us with additional time, we remain fully committed to permanently deleveraging our current capital structure.  Once completed, we will be able to focus all of our attention toward profitably growing the business,” concluded Hauser.

Second Quarter Results

Revenue for the second quarter of 2009 totaled $299.6 million, a decline of $12.0 million, or 3.9%, compared to the first quarter of 2009 reflecting the continued decrease in access line equivalents and the weak economic environment.  Operating expenses, excluding depreciation, for the second quarter of 2009 totaled $220.7 million, a decline of $16.9 million, or 7.1%, compared to the first quarter of 2009. Cutover related costs totaled $8.7 million in the second quarter of 2009, a decline of $26.6 million from the first quarter which included costs under the transition services agreement with Verizon.  Excluding cutover related costs, operating expenses increased by $9.7 million in the second quarter of 2009.

Adjusted EBITDA totaled $99.9 million for the three months ended June 30, 2009, compared with $123.2 million for the first quarter of 2009. The decline in Adjusted EBITDA primarily reflects the reduced level of revenue and higher operating expenses incurred for services that were previously covered under the transition services agreement with Verizon, as well as higher bad debt expenses and costs related to the exchange offer.

Operating Metrics

Total access line equivalents were 1,650,372 at June 30, 2009, compared with 1,820,307 at June 30, 2008, a decline of 9.3%. During the second quarter, total access line equivalents declined by 3.0% compared with a decline of 1.6% during the first quarter of 2009 (normalizing for a previously reported one-time first quarter adjustment to access lines identified during the systems cutover).

HSD subscribers totaled 296,107 as of June 30, 2009, a decrease of 1.6% compared with 300,882 at March 31, 2009 and an increase of 0.6% compared with 294,412 at June 30, 2008. HSD subscribers increased by 3.4% in Legacy FairPoint during the second quarter, while declining by 3.3% in the northern New England operations.  We believe the decline in northern New England reflects the absence of promotional activity during the first half of 2009 as a result of cutover related issues.  Total HSD penetration was 21.9% as of June 30, 2009, compared with 21.5% at March 31, 2009 and 19.3% at June 30, 2008.

Long distance subscribers totaled 605,468 at June 30, 2009, down 2.9% from 623,497 as of March 31, 2009 and down 7.8% compared with a year ago.  Long distance penetration was 44.7% at June 30, 2009, compared with 44.5% as of March 31, 2009 and 43.0% a year ago.

Access Line Equivalents

	6/30/2009	3/31/2009	6/30/2008	% change 6/30/08 to 6/30/09	% change 3/31/09 to 6/30/09
Residential access lines
Legacy FairPoint	160,065	162,059	176,891	(9.5%)	(1.2%)
Northern New England	709,633	741,906	819,640	(13.4%)	(4.4%)
	869,698	903,965	996,531	(12.7%)	(3.8%)
Business access lines
Legacy FairPoint	51,235	51,344	54,619	(6.2%)	(0.2%)
Northern New England	331,169	339,074	358,014	(7.5%)	(2.3%)
	382,404	390,418	412,633	(7.3%)	(2.1%)

Wholesale access lines	102,163	105,408	116,731	(12.5%)	(3.1%)

Total voice access lines	1,354,265	1,399,791	1,525,895	(11.2%)	(3.3%)

HSD subscribers
Legacy FairPoint	79,210	76,619	73,326	8.0%	3.4%
Northern New England	216,897	224,263	221,086	(1.9%)	(3.3%)
Total HSD subscribers	296,107	300,882	294,412	0.6%	(1.6%)

Total access line equivalents	1,650,372	1,700,673	1,820,307	(9.3%)	(3.0%)

Long distance subscribers	605,468	623,497	656,599	(7.8%)	(2.9%)

Cash Flow and Liquidity

For the six months ended June 30, 2009, operating cash flow totaled $28.1 million.  Cash flow from operations for the first six months of 2009 was negatively impacted by $43.9 million of expenses related to the systems cutover activities and an increase in accounts receivable, before allowance for uncollectibles, of $29.1 million, largely resulting from cutover related issues.  Excluding the impact of these cutover related items, cash flow from operations would have been $101.1 million.  The Company also made cash interest payments totaling $107.3 million during the six months ended June 30, 2009 which reduced cash flow from operations. Capital expenditures totaled $90.5 million for the first half of 2009.

During the second quarter, the Company repurchased $12.0 million aggregate principal amount of its senior notes for $4.2 million in cash.

The Company has a highly leveraged capital structure and has essentially fully drawn all borrowings available under its credit facility.  In the future, the Company expects that the primary sources of liquidity will be cash flow from operations and cash on hand. Because of systems cutover issues that have prevented the Company from executing fully on its operating plan for 2009, revenue has continued to decline.  In addition, cash collections have remained below pre-cutover levels and the Company has incurred significant incremental costs as a result of the cutover issues in its northern New England operations, causing further stress on the Company’s liquidity position.

Cash and cash equivalents at June 30, 2009 totaled $81.0 million and $2.4 million remained available under the Company’s revolving credit facility.  As of June 30, 2009, after giving effect to the conversion of a portion of the Company’s cash interest expense to non-cash as a result of the exchange offer, the Company was in compliance with all of the financial covenants contained in its credit facility.

The Company currently believes that the reduction in its cash interest expense resulting from the consummation of the exchange offer may not be sufficient to prevent a breach of the interest coverage ratio maintenance covenant for the measurement period ending September 30, 2009.  In addition, the Company currently expects that it may exceed the leverage ratio maintenance covenant limit contained in its credit facility as early as the measurement period ending September 30, 2009.  As a result, the Company has initiated discussions with its bondholders regarding a more comprehensive and permanent restructuring of its current capital structure to reduce its indebtedness and debt service obligations.

Conference Call and Webcast

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter results at 8:30 a.m. EDT on August 6, 2009.  Participants should call (888) 562-3356 (US/Canada) or (973) 582-2700 (international) at 8:20 a.m. (EDT) and request the FairPoint Communications Second Quarter 2009 Earnings Call or Conference ID# 22824129. A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and enter confirmation code 22824129.  The recording will be available from Thursday, August 6, 2009 at 11:30 a.m. (EDT) through Thursday, August 13, 2009 at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available via the Internet at www.fairpoint.com under the Investors section. An online replay will be available beginning later in the morning on August 6, 2009 and will remain available for one year.

During the conference call, representatives of the Company may discuss and answer one or more questions concerning the Company’s business and financial matters. The responses to these questions may contain information that has not been previously disclosed.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in FairPoint’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission (“SEC”).  FairPoint’s results for the quarter ended June 30, 2009 are subject to the completion and filing with the SEC of its Quarterly Report on Form 10-Q.

Non-GAAP Financial Measures

Adjusted EBITDA (including Adjusted EBITDA as calculated under FairPoint’s credit facility) is a non-GAAP financial measure (i.e., it is not a measure of financial performance under generally accepted accounting principles) and should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.  In addition, the non-GAAP financial measures used by FairPoint may not be comparable to similarly titled measures of other companies.  For a definition of and additional information regarding Adjusted EBITDA, and a reconciliation of such measure to the most comparable financial measure calculated in accordance with GAAP, please see the attachments to this press release.

FairPoint believes Adjusted EBITDA is useful to investors because Adjusted EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. FairPoint believes Adjusted EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.  In addition, certain covenants in FairPoint’s credit facility and the indenture governing its senior notes as well as the regulatory orders issued in connection with the acquisition of the Northern New England business contain ratios based on Adjusted EBITDA.  The restricted payment covenants in such agreements and orders regulating the payment of dividends on FairPoint’s common stock are also based on Adjusted EBITDA. If FairPoint’s Adjusted EBITDA were to decline below certain levels, covenants in FairPoint’s credit facility that are based on Adjusted EBITDA may be violated and could cause, among other things, a default under such credit facility.

While FairPoint uses Adjusted EBITDA in managing and analyzing its business and financial condition and believes it is useful to its management and investors for the reasons described above, Adjusted EBITDA has certain shortcomings.  In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  FairPoint’s management compensates for the shortcomings of Adjusted EBITDA by utilizing it in conjunction with its comparable GAAP financial measures.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP and FRP.BC. Learn more at www.fairpoint.com

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the SEC, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.FairPoint.com.

Investor Contact: Brett Ellis (866) 377-3747; bellis@fairpoint.com

Media Contact: Rose Cummings (704) 602-7304; rcummings@fairpoint.com

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Attachments

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Dollars in thousands)
Assets
Current assets:
Cash	$80,964	$70,325
Restricted cash	1,981	8,144
Accounts receivable, net	190,551	173,589
Materials and supplies	36,871	38,694
Other	30,268	28,747
Deferred income tax, net	29,241	31,418
Total current assets	369,876	350,917

Property, plant and equipment, net	1,996,335	2,013,515
Intangibles assets, net	223,105	234,481
Prepaid pension asset	9,741	8,708
Debt issue costs, net	23,617	26,047
Restricted cash	1,378	60,359
Other assets	16,432	21,094
Goodwill	595,120	619,372
Total assets	$3,235,604	$3,334,493

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long term debt	$45,000	$45,000
Current portion of capital lease obligations	2,046	2,231
Accounts payable	158,863	147,778
Dividends payable	—	23,008
Accrued interest payable in cash	3,834	18,844
Interest rate swaps	43,438	41,274
Other non-operating accrued liability	—	19,000
Other accrued liabilities	68,234	70,887
Total current liabilities	321,415	368,022

Long term liabilities:
Capital lease obligations	6,584	7,522
Accrued pension obligation	49,507	46,801
Employee benefit obligations	239,152	225,840
Deferred income taxes	117,184	154,757
Unamortized investment tax credits	5,068	5,339
Accrued interest payable in kind	14,423	—
Other long-term liabilities	18,006	35,492
Long term debt, net of current portion	2,443,647	2,425,253
Interest rate swap agreements	19,386	41,681
Total long-term liabilities	2,912,957	2,942,685

Stockholders' equity:
Common stock	895	890
Additional paid-in capital	736,469	735,719
Retained earnings (deficit)	(604,914)	(578,319)
Accumulated other comprehensive loss	(131,218)	(134,504)
Total stockholders' equity	1,232	23,786
Total liabilities and stockholders' equity	$3,235,604	$3,334,493

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008 (1)
	(Dollars in thousands)
Revenues	$299,611	$344,690	$611,241	$627,104
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	122,707	133,900	267,854	269,737
Selling, general and administrative expense, excluding depreciation and amortization	97,986	102,290	190,398	165,406
Depreciation and amortization	68,629	69,741	136,496	123,666
Total operating expenses	289,322	305,931	594,748	558,809
Income from operations	10,289	38,759	16,493	68,295
Other income (expense):
Interest expense	(54,809)	(45,123)	(108,288)	(59,645)
Gain on derivative instruments	7,233	43,123	20,131	43,123
Gain on early retirement of debt	7,494	—	12,357	—
Other	(58)	264	15,857	1,250
Total other expense	(40,140)	(1,736)	(59,943)	(15,272)
Income (loss) before income taxes	(29,851)	37,023	(43,450)	53,023
Income tax (expense) benefit	12,033	(13,909)	16,855	(20,366)
Net income (loss)	$(17,818)	$23,114	$(26,595)	$32,657

Weighted average shares outstanding:
Basic	89,364	88,725	89,168	62,077
Diluted	89,364	89,190	89,168	62,483

Earnings per share:
Basic	$(0.20)	$0.26	$(0.30)	$0.53
Diluted	(0.20)	0.26	(0.30)	0.52

(1) FairPoint completed its acquisition of Verizon Communication’s wireline and related operations in Maine, New Hampshire and Vermont (the “Northern New England business”) on March 31, 2008.  As a result of that transaction, which was treated as a “reverse acquisition” for accounting purposes, the statement of operations for the six months ended June 30, 2008 reflects the operating results of the Northern New England business for the three month period ending March 31, 2008 and the combined operating results of Spinco and Legacy FairPoint for the three month period ended June 30, 2008.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended
	June 30,
	2009	2008
	(Dollars in thousands)
Cash flows from operating activities:
Net (loss) income	$(26,595)	$32,657
Adjustments to reconcile net income to net cash provided by operating activities excluding impact of acquisitions:
Deferred income taxes	(18,970)	24,489
Provision for uncollectible revenue	14,314	7,543
Depreciation and amortization	136,496	123,666
Non-cash interest expense	14,423	—
SFAS 106 post-retirement accruals	15,908	29,103
Gain on derivative instruments	(20,131)	(43,123)
Gain on early retirement of debt, net of cash fees	(12,477)	—
Other non-cash items	6,429	(26,406)
Changes in assets and liabilities arising from operations:
Accounts receivable	(29,094)	(24,287)
Prepaid and other assets	(3,350)	(40,750)
Accounts payable and other accrued liabilities	(31,286)	(38,965)
Accrued interest payable	(15,011)	18,476
Other assets and liabilities, net	(2,585)	4,113
Other	—	(16,221)
Total adjustments	54,666	17,638
Net cash provided by operating activities	28,071	50,295
Cash flows from investing activities :
Acquired cash balance, net	—	11,552
Net capital additions	(90,493)	(98,348)
Net proceeds from sales of investments and other assets	1,230	235
Net cash used in investing activities	(89,263)	(86,561)
Cash flows from financing activities:
Loan origination costs	(521)	(29,238)
Proceeds from issuance of long term debt	50,000	1,676,000
Repayments of long term debt	(18,673)	(687,491)
Contributions from Verizon	—	344,629
Restricted cash	65,143	(80,886)
Repayment of capital lease obligations	(1,122)	(1,637)
Dividends paid to stockholders	(22,996)	(1,173,961)
Net cash provided by (used in) financing activities	71,831	47,416
Net increase in cash	10,639	11,150

Cash, beginning of period	70,325	—
Cash, end of period	$80,964	$11,150

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Revenue and Operating Metrics (unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Revenues:
Local calling services	$126,017	$129,032	$135,610	$143,415	$149,591
Network access (1) (2)	98,515	97,038	96,295	94,094	101,402
Long distance services	34,754	45,375	46,312	50,161	49,090
Data and Internet services	29,062	28,405	29,461	32,873	30,552
Other services (2)	11,263	11,780	11,582	7,712	14,055
Total revenue	$299,611	$311,630	$319,260	$328,255	$344,690

Operating Metrics:
Residential voice access lines	869,698	903,965	926,610	958,324	996,531
Business voice access lines	382,404	390,418	392,496	403,939	412,633
Wholesale access lines	102,163	105,408	107,243	112,131	116,731
Total voice access lines	1,354,265	1,399,791	1,426,349	1,474,394	1,525,895

HSD subscribers	296,107	300,882	295,360	294,134	294,412
Total access line equivalents	1,650,372	1,700,673	1,721,709	1,768,528	1,820,307

Long distance subscribers	605,468	623,497	631,458	643,844	656,599

(1)    During the first quarter of 2009, the Company reclassified certain revenues from network access revenues to local calling services revenue.  Prior period revenues were also reclassified for comparison purposes.

(2)    During the third and fourth quarters of 2008, the Company recorded certain revenue adjustments/reclassifications that related to prior periods.  The table below shows the revenue for the affected category as if the adjustments were reflected in the appropriate period:

	Three Months Ended
	Normalized	Normalized	Normalized
	December 31,	September 30,	June 30,
	2008	2008	2008
Revenues:
Local calling services	$135,610	$143,415	$149,591
Network access	96,295	96,094	99,402
Long distance services	46,312	50,161	49,090
Data and Internet services	30,814	31,520	30,552
Other services	11,582	10,994	10,773
Total revenue	$320,613	$332,184	$339,408

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
 Unaudited Reconciliation of Net Income under GAAP to  Adjusted EBITDA (Non-GAAP)
(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008

Net Income	$(17,818)	$(8,777)	$(76,072)	$(25,109)	$23,114
Depreciation and amortization	68,629	67,867	70,598	60,768	69,741
Interest expense	54,809	53,479	52,730	49,665	45,123
Income taxes	(12,033)	(4,822)	(46,598)	(17,176)	13,909
	93,587	107,747	658	68,148	151,887

Non-cash (gain) loss on derivatives	(7,233)	(12,898)	49,909	5,014	(43,123)
Non-cash gain on repurchase of debt	(7,614)	(4,863)	—	—	—
Transition services agreement	—	15,895	49,597	49,550	49,476
Other merger and cutover related costs (1)	—	9,618	26,871	15,191	10,095
Other non-cash items (2)	12,152	9,589	9,128	5,723	5,723

Adjusted EBITDA (Covenant) (3)	$90,892	$125,088	$136,163	$143,626	$174,058

Other adjustments to EBITDA:
Cutover costs in excess of cumulative cap (4)	8,653	9,743	—	—	—
Restructuring and severance costs	1,330	451	—	—	—
Non-cash accrual for compensated absences (5)	(989)	2,966	—	—	—
Revenue and expense adjustments related to prior periods (6)	—	—	1,353	4,956	(6,309)
Other income (7)	—	(15,000)	—	—	—

Adjusted EBITDA	$99,886	$123,248	$137,516	$148,582	$167,749

(1)    Other one-time items related to the merger and systems cutover primarily include training costs, recruiting and relocation costs, brand and promotional marketing costs, systems development costs and travel costs.

(2)    Includes non-cash pension, OPEB and stock based compensation expenses.

(3)    Adjusted EBITDA is defined in FairPoint’s credit facility as net income (loss) before interest expense and provision (benefit) for income taxes and depreciation and amortization, excluding unusual or one-time non-recurring items (including costs related to the use of Verizon’s systems and services under the transition services agreement as well as other costs related to the cutover to FairPoint’s newly developed systems platform), non-cash items related to pension and OPEB, stock based compensation and other costs and adjustments related to the acquisition of the Northern New England business.

(4)    Represents one-time costs incurred in connection with the systems cutover which exceeded the cumulative cap of $61 million for allowed cutover related add-backs as provided in the Company’s credit facility.

(5)    Reflects a non-cash accrual recorded in the first quarter of 2009 for vacation pay for the full year 2009 for employees of the northern New England operations which fully vested on January 1, 2009.  The non-cash accrual will be relieved throughout 2009 as employees use their accrued vacation.

(6)    Includes certain revenue and expense adjustments related to prior quarters.

(7)    Other income for the three months ended March 31, 2009 represents a gain resulting from the one-time payment made by Verizon to the Company pursuant to the transition agreement entered into on January 30, 2009.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Combined Statement of Operations (Non-GAAP)

For the Six Months Ended June 30, 2008

(in thousands, except per share data)

	Results of Operations Under GAAP (A)	Legacy FairPoint (B)	Merger Related Costs (C)	Pro Forma Adjustments		Pro Forma Results for Combined Businesses

Revenues	$627,104	67,927	—	(923	) (D)	$694,108
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	269,737	27,511	—	(10,131	) (D)(E)	287,117
Selling, general and administrative expense	165,406	59,010	—	(50,286	) (E)(F)	174,130
Depreciation and amortization	123,666	13,299	—	5,436	(G)	142,401
Gain on sale of operating assets	—	—	—	—		—
Total operating expenses	558,809	99,820	—	(54,981)		603,648
Income from operations	68,295	(31,893)	—	54,058		90,460
Other income (expense):
Interest expense	(59,645)	(11,083)	—	(21,510	) (H)(I)	(92,238)
Interest and dividend income	—	713	—	—		713
Gain (loss) on derivative instruments	43,123	(22,259)	—	—		20,864
Other nonoperating, net	1,250	(32,419)	—	32,419	(J)	1,250
Total other expense	(15,272)	(65,048)	—	10,909		(69,411)

Income before income taxes	53,023	(96,941)	—	64,967		21,049

Income tax (expense) benefit	(20,366)	31,567	—	(18,650	) (K)	(7,449)

Net income	$32,657	(65,374)	—	46,317		$13,600

Basic weighted average shares outstanding	62,077.0					88,669.0
Diluted weighted average shares outstanding	62,483.0					89,539.0

Basic earnings per common share	$0.53					$0.15
Diluted earnings per common share	$0.52					$0.15

Note: The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting as if the transaction with Verizon had been completed as of January 1, 2008. The unaudited pro forma combined financial statements give effect to (1) the contribution by Verizon of assets comprising its local exchange business in Maine, New Hampshire and Vermont to Spinco, a subsidiary of Verizon, (2) the spin-off of Spinco to Verizon stockholders and (3) the merger of Spinco with FairPoint accounted for as a reverse acquisition of FairPoint by Spinco, with Spinco considered the accounting acquirer.

The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

(A)   Reflects the GAAP results of FairPoint Communications, Inc. and subsidiaries for the six months ended June 30, 2008.

(B)   Reflects the standalone results for the Legacy FairPoint business for the quarter ended March 31, 2008.

(C)   Reflects nonrecurring transition and transaction costs incurred by FairPoint prior to the closing of the merger.

(D)   This adjustment reflects revenues and related expenses associated with VoIP and wireless directory assistance services which were not transferred to Spinco.  For the three months ended March 31, 2008, the Northern New England business recorded approximately $923 thousand in revenue and $847 thousand in expenses associated with VoIP and wireless directory assistance services.  In addition, it reflects certain revenues and related expenses associated with customers of VSSI-CPE that were not transferred to Spinco.

(E)    This adjustment reflects the reduction in pension and OPEB expense of $11,905 thousand for the three months ended March 31, 2008 for the Northern New England business, determined using an actuarial study of employees to eliminate the pension and OPEB expenses that were not transferred to Spinco.  Of the $11,905 thousand adjustment, $9,284 thousand was included in cost of services and sales and $2,621 thousand was included in selling, general and administrative expenses.

(F)    This adjustment is to eliminate merger related costs of $47,665 thousand incurred by Legacy FairPoint prior to the consummation of the merger during the three months ended March 31, 2008 which are directly related to the merger and related transactions.

(G)   This adjustment reflects the amortization of the finite-lived identifiable intangible assets recorded in this transaction. The weighted average estimated life of FairPoint’s customer relationships is estimated to be 9.7 years and amortization expense is $5,436 thousand for the three months ended March 31, 2008.

(H)   This adjustment reflects the removal of allocated interest expense of $14,522 thousand recorded by the Northern New England business during the three month period ended March 31, 2008 associated with affiliate notes payables and long term debts held by Verizon.

(I)     This adjusts reported interest expense to the pro forma interest expense to be recognized on the debt structure of the combined company following the spin-off and merger.  The adjustment considers (1) the interest expense for the three months ended March 31, 2008 recognized on the newly issued debt of the combined company, (2) the amortization of capitalized debt issuance costs associated with the newly issued debt, and (3) the elimination of interest expense and amortization of debt issuance costs related to the debt of Legacy FairPoint that was repaid upon consummation of the merger.

(J)    This adjustment consists of fees and charges incurred in connection with the closing of the spin-off and merger, principally including investment banking fees, write-off of debt issuance costs on Legacy FairPoint’s old credit facility and other costs incurred at the closing of the merger.

(K)   This adjustment reflects the income tax impact on adjustments described above.